Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-161226, No. 333-118601, No. 333-118600, No. 333-61704, No. 333-37153, No. 333-32696, No. 333-22157, and No. 333-18151) on Form S-8, the registration statements (No. 333-152776 and No. 333-115757) on Form S-3, and the registration statement (No. 333-131415) on Form S-4 of Massey Energy Company of our report dated February 17, 2010, with respect to the combined balance sheets of the Cumberland Resource Group (formerly known as The Combined Entities of The Cumberland Group) as of December 31, 2009 and 2008, and the related combined statements of income, stockholder’s equity and members’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the Form 8-K of Massey Energy Company, dated March 22, 2010.

Roanoke, Virginia

March 22, 2010